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                                                                   EXHIBIT 10.19


PERSONAL & CONFIDENTIAL


February 22, 2001

Ms. Shelly Begun
Vice President of Human Resources
Calico Commerce Inc.
RiverPark Towers
333 West San Carlos Street
San Jose, CA 95110

RE:  FINANCIAL SERVICES PROPOSAL

Dear Shelly:

The Financial Services Division of David Powell, Inc. (DPI) has developed the following proposal for finance assistance for Calico Commerce Inc. (CCI). Les Wright will be assigned as the Acting Chief Financial Officer at CCI.

SERVICES

DPI is proposing that Les will be responsible for various finance and accounting functions including:

1. Assisting with the development of a business model and both cash and operating plans that would allow CCI to achieve "break-even" in the next 6 to 12 months.

2. Managing the finance and administrative staff including legal, accounting, planning, treasury and IR personnel.

3. Providing oversight and recommendations with regard to the hiring of a financial planning staff to help oversee CCI's forecasting and business planning functions.

4.   Serving as a "sounding board" to management and the Board of Directors.

5.   Performing other accounting and administrative services, as required.

TIMING

Les can begin work immediately upon the execution of this agreement.

We can meet as often as you would like to discuss:

1.   If CCI' expectations are being met.

2.   The progress to date.

3.   The cost/benefit relationship for both companies.

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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Ms. Shelly Begun
February 22, 2001
Page Two


COST

Les' time, as the Acting Chief Financial Officer, will be billed at a rate of $*** per month (payable in two bi-weekly installments), based on a 5-day workweek. As part of the fee for Les' services, *** options will be granted upon his starting date with the company. Those options will vest monthly and will be 100% vested 6-months and are to be exercisable for minimum of five years.

In addition, there will be a $*** bonus paid to DPI each quarter based upon Les' achieving specific quarterly objectives that will be mutually established by Les and the Chief Executive Officer, Alan Naumann, at the beginning of each 3-month period.

Upon the sale of the company, ***% of the sale price (as defined by the investment banker's agreement, if applicable) will be paid as a cash bonus. The sale must come directly as a result of Les' efforts and the bonus is still due even if the sale is completed within *** months of his departure. The value of the vested options on the date of transaction close will be deducted from this amount.

A deposit of $20,000 is required to begin this assignment and will be applied at the end of the engagement.

TERMS

Fees are billed on the 16th and the 1st of the month for the prior period and are due upon receipt. A copy of DPI's Standard Terms and Conditions is attached as Exhibit A.

APPROVAL

Shelly, if the above is agreeable to you, please sign this letter in the space below and return the original copy to DPI.

Again, thank you for giving the Financial Services Division of David Powell, Inc. the opportunity to be of service to Calico Commerce Inc. We look forward to working with you.

Sincerely,                                   Accepted:

                                             /s/ SHELLY BEGUN
                                             ---------------------------------
Michael W. Scott                             Ms. Shelly Begun
President                                    Vice President of Human Resources
Financial Services Division                  Calico Commerce Inc.

MWS/adp
Enclosure                                    2-22-01
                                             ---------------------------------
                                             Date

cc:  Alan Naumann, CEO, Calico Commerce Inc.
     Les Wright
     Toni Bedal

*** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
    WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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                                                                   November 1999

                                   EXHIBIT A
                         STANDARD TERMS AND CONDITIONS
                DAVID POWELL, INC. - FINANCIAL SERVICES DIVISION

1. Services: David Powell, Inc., Financial Services Division ("DPI") will use reasonable efforts to perform the services (the "Services") described in the engagement letter between DPI and the Client addressed therein (the "Letter") to which these Standard Terms and Conditions are attached as Exhibit A. Client will provide DPI with all resources (physical and human) reasonably requested by DPI to enable DPI to perform the Services.

2. Fees and Expenses: Unless otherwise specified in the engagement letter, fees will be billed semi-monthly, on the sixteenth and first day of each month. Expenses incurred by DPI on behalf of the Client will be billed on the sixteenth and the first day of the month when incurred with the fee billings. All invoices are due upon receipt.

3. Terms: Unless otherwise specified in the engagement letter, this engagement will continue for two months. After the minimum two-month engagement period, however, either party may terminate the engagement by giving the other party 30 days' prior written notice. The term of the engagement may be extended at any time by mutual agreement of the parties and, unless otherwise agreed, the provisions of the Letter and these Standard Terms and Conditions will apply to any such extension.

4. Independent Contractor: DPI is an independent contractor, and will indemnify the Client and hold it harmless to the extent of any obligation imposed by law on the Client to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made by the Client for the Services.

5. No Assurance of Funding: Client acknowledges and understands that DPI cannot and does not guarantee that Client will obtain funding which it deems acceptable or adequate as a result of DPI's performance of the Services.

6. Indemnification: Client will indemnify DPI and hold it harmless from all claims made against DPI in connection with its performance of the Services to the fullest extent permitted under applicable law, except when such claims arise as a result of DPI's negligence, gross or willful misconduct. Client represents and warrants to DPI that its Articles of Incorporation and Bylaws contain provisions authorizing such indemnification.

7. Non-Solicitation: Client and DPI each agree not to solicit the other's employees without the other's prior written consent. If an employee should resign from one party and become employed by the other party within the 120-day period following such employee's effective date of resignation, then the hiring party will be deemed to have breached its obligations hereunder. The parties agree that, in such event, the hiring party will pay the other party, for such breach, an amount equal to one-fourth (1/4) of the terminated employee's first year's targeted cash compensation, including base salary and bonus, offered by the hiring party.

8. Expiration: The proposal contained in this letter is valid for ten calendar days from proposal date.